Exhibit 99
CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE  -  FOR IMMEDIATE RELEASE......

1ST CONSTITUTION BANCORP
REPORTS FOURTH  QUARTER AND ANNUAL RESULTS
FOR THE YEAR ENDED DECEMBER 31, 2009

Cranbury NJ – February 3, 2010....... 1ST Constitution Bancorp (NASDAQ:  FCCY), the holding company for 1ST Constitution Bank, reported net income for the fourth quarter of 2009 of $928,228, or $0.17 per diluted common share, compared to net income for the  fourth quarter of 2008 of $457,021, or $0.10 per diluted common share.

Net income for the year ended December 31, 2009  was  $2,560,762, or $0.41 per diluted common share compared to $2,759,458, or $0.62 per diluted common share, for the year ended December 31, 2008.  All per share amounts have been adjusted to give effect to a five percent stock dividend declared December 17, 2009, payable on February 3, 2010 to shareholders of record at the close of business on January 19, 2010.

Net income for the year and quarter ended December 31, 2009, when compared to the same period in 2008, was negatively impacted by the Company’s cost to carry preferred stock issued under the TARP Capital Repurchase Program.  Diluted earnings per common share were further negatively impacted by increase in the provision for loan losses, increased and special FDIC assessments caused, in part, by the economic downturn, as well as a $363,783 pre-tax other-than-temporary impairment (OTTI) charge on investment securities recognized in the fourth quarter of 2009.

Net interest income was $17,880,768 for the year ended December 31, 2009, which was approximately 9.1 percent above the $16,387,864 achieved for the year ended December 31, 2008.  Earnings for the year ended December 31, 2009 were bolstered by the continued generation of non-interest income, which reached $4,505,076 for the year, up 37.4 percent from the $3,279,876 reported for the calendar year 2008.

The provision for loan losses for the year ended December 31, 2009 totaled $2,553,000, compared to $640,000 for the year ended December 31, 2008.  Net charge-offs for the year ended December 31, 2009 were $1,732,000, compared to net charge-offs of $303,000 for the year ended December 31, 2008.

At December 31, 2009, the allowance for loan losses was $4,505,387, or 1.19 percent of total loans, compared to $3,684,764, or 0.98 percent of total loans at December 31, 2008.  Non-performing assets at December 31, 2009 were $5,670,000, down $1,979,000, or 25.9 percent, compared to non-performing assets of $7,649,000 at December 31, 2008.  Non-performing assets at December 31, 2009 included non-performing loans of $4,307,000 and other real estate owned of $1,363,000; comparable amounts at December 31, 2008 were non-performing loans of $3,352,000 and other real estate owned of $4,297,000, respectively.  The reduction in other real estate owned was achieved primarily through property sales without the incurrence of loss.

Regulatory capital ratios continue to reflect a strong capital position.  The Company’s total risk-based capital, Tier 1 capital, and leverage capital were 17.19 percent, 16.21 percent, and 10.96 percent, respectively at December 31, 2009.  The regulatory requirements to be considered “well-capitalized” for total risk-based capital, Tier 1 capital, and leverage capital are 10 percent, 6 percent, and 5 percent, respectively.

At December 31, 2009, total assets reached $677.8 million, an increase of $131.5 million from total assets at December 31, 2008, of $546.3 million.  Deposits at December 31, 2009 grew to $572.2 million, up from $414.7 million in deposits at December 31, 2008.

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, had total assets as of December 31, 2009 of $677.8 million and operates eleven branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Jamesburg, Montgomery, Perth Amboy, Plainsboro, West Windsor and Princeton, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, passage by Congress of a law which unilaterally amends the terms of the Treasury’s preferred stock investment in 1ST Constitution Bancorp in a way that adversely affects 1ST Constitution Bancorp, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

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1st Constitution Bancorp
Selected Consolidated Financial Data

($ in thousands except per share amounts)	Three Months Ended		12 Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Income Statement Data:
Interest income	$7,663	$7,372	$30,136	$29,120
Interest expense	2,851	3,186	12,255	12,732
Net interest income	4,812	4,186	17,881	16,388
Provision for loan losses	1,260	105	2,553	640
Net interest income after prov.for loan losses	3,552	4,081	15,328	15,748
Non-interest income	1,482	731	4,505	3,279
Non-interest expense	3,954	4,088	17,116	15,029
Income before income taxes	1,080	724	2,717	3,998
Income tax expense	152	267	156	1,239
Net income	928	457	2,561	2,759
Preferred stock dividends and accretion	177	-	720	-
Net income available to common shareholders	$751	$457	$1,841	$2,759

Balance Sheet Data:
Total Assets			$677,809	$546,287
Loans, including loans held for sale			401,460	383,050
Allowance for loan losses			(4,505)	(3,685)
Securities available for sale			204,119	93,477
Securities held to maturity			23,609	36,551
Deposits			572,155	414,685
Shareholders' Equity			57,214	55,620

Performance Ratios:
Return on average assets	0.54%	0.35%	0.41%	0.56%
Return on average equity	6.34%	4.14%	4.52%	6.52%
Efficiency ratio	62.8%	83.1%	76.5%	76.4%
Net interest margin (tax-equivalent basis)			3.28%	3.64%

Asset Quality:
Non-performing assets
Loans past due over 90 days and still accruing			$145	$0
Nonaccrual loans			4,162	3,352
OREO property			1,363	4,297
Net charge-offs (recoveries)			1,732	303
Allowance for loan losses to total loans			1.19%	0.98%
Nonperforming loans to total loans			1.13%	0.89%

Per Share Data:
Earnings per common share - Basic	$0.17	$0.10	$0.41	$0.63
Earnings per common share - Diluted	$0.17	$0.10	$0.41	$0.62
Tangible book value per common share (a)			$9.99	$9.88

(a) Includes the effect of the 5% stock dividend to be paid February 3, 2010 .